Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES QUARTERLY RESULTS

OF $0.2 MILLION NET INCOME ON

REVENUE OF $2.0 MILLION

Richardson, Texas — November 12, 2013 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2013.

Intrusion’s net income was $173 thousand in the third quarter 2013 compared to $48 thousand in the third quarter 2012.

Intrusion’s revenue for the third quarter 2013 was $2.0 million compared to $1.9 million in the third quarter 2012.

Gross profit was $1.2 million or 60 percent of revenue in the third quarter of 2013 compared to $1.1 million or 58% of revenue in the third quarter 2012.

Intrusion’s third quarter 2013 operating expenses were $1.0 million compared to $1.0 million in the third quarter 2012.

As of September 30, 2013, Intrusion reported cash and cash equivalents of $0.5 million, a working capital deficiency of $1.3 million and debt of $1.7 million.

“During the third quarter of 2012, we booked a total of $3.7 million of orders covering 10 different projects,” stated G. Ward Paxton, President and CEO of Intrusion.  “Included in the orders was $0.2 million of our new Savant product.  Revenue for the new product was $0.4 million in the quarter.  Bookings of new orders in the 4th quarter have already reached $0.9 million with $0.5 million coming from our new Savant product.  Savant is focused in the newest security area, Advanced Persistent Threats (APT),” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 18, 2013 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 10502403.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$458	$52
Accounts receivable	1,765	946
Inventories, net	19	5
Prepaid expenses	36	48
Total current assets	2,278	1,051

Property and equipment, net	245	260
Other assets	52	48
TOTAL ASSETS	$2,575	$1,359

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$1,109	$707
Dividends payable	397	279
Line of credit payable	—	130
Obligations under capital lease, current portion	96	96
Deferred revenue	434	52
Loan payable to officer	1,530	—
Total current liabilities	3,566	1,264

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	68	116

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000 Series 1 shares issued and outstanding — 220
Liquidation preference of $1,238 as of September 30, 2013	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,299 as of September 30, 2013	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $872 as of September 30, 2013	504	504
Common stock, $.01 par value:
Authorized shares — 80,000 Issued shares — 12,182 Outstanding shares — 12,172	122	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,894	55,837
Accumulated deficit	(58,612)	(59,047)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,059)	(1,551)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,575	$1,359

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$1,975	$1,855	$5,825	$5,202
Cost of revenue	790	774	2,151	2,177

Gross profit	1,185	1,081	3,674	3,025

Operating expenses:
Sales and marketing	336	317	1,083	1,016
Research and development	361	414	1,138	1,125
General and administrative	281	270	921	891

Operating income (loss)	207	805	532	(7)

Interest expense, net	(34)	(32)	(97)	(85)
Other income	—	—	—	—

Income (loss) before income taxes	173	48	435	(92)

Income tax provision	—	—	—	—

Net income (loss)	$173	$48	$435	$(92)

Preferred stock dividends accrued	(38)	(38)	(113)	(113)
Net income (loss) attributable to common stockholders	$135	$10	$322	$(205)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$0.00	$0.03	$(0.02)
Diluted	$0.01	$0.00	$0.02	$(0.02)

Weighted average common shares outstanding:
Basic	12,172	12,072	12,172	12,011
Diluted	14,532	13,922	14,532	12,011